G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.
Contact: Investor Relations James Palczynski (203) 222-9013
G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER
AND FULL-YEAR FISCAL 2007 RESULTS

--Sales for the Year Increase 31.7% to $427.0 million--
--Net Income for the Year Increases to $13.2 million from $7.1 million--
--Net Income Per Diluted Share for the Year Increases to $0.94 from $0.58--

New York, New York – March 22, 2007 — G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced results for the three and twelve-month periods ended January 31, 2007.

For the twelve-month period ended January 31, 2007, net sales increased by 31.7% to $427.0 million from $324.1 million last year. The Company reported net income of $13.2 million, or $0.94 per diluted share, for the twelve months ended January 31, 2007, compared to net income of $7.1 million, or $0.58 per diluted share, last year. In computing net income per diluted share, there were 13,982,000 weighted average shares outstanding in the current year compared to 12,236,000 weighted average shares outstanding last year.

The current year’s results include the reversal of tax reserves of approximately $950,000, or $0.07 per diluted share, as a result of the conclusion of a tax audit.

For the twelve-month period ended January 31, 2007, EBITDA increased 60.7% to $32.3 million from $20.1 million. EBITDA results should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.

The Company’s results of operations for the twelve months ended January 31, 2006 include the results of the Company’s Marvin Richards and Winlit divisions from July 11, 2005, the date the Company acquired the stock of Marvin Richards and certain assets from Winlit. Accordingly, the Company’s full year results for the prior year excluded the seasonal losses of the acquired companies in the first half of the year, as well as the higher interest expenses and depreciation and amortization costs in the current year relating to the acquisitions.

For the three-month period ended January 31, 2007, net sales increased by 43.0% to $98.8 million from $69.1 million during the same period last year. The Company reported net income of $518,000, or $0.03 per diluted share, for the three-month period, compared to a net loss of $2.8 million, or $0.23 per share, during the same period last year.

Morris Goldfarb, Chairman and Chief Executive Officer, said, ‘‘Fiscal 2007 was the strongest year in our history. We grew our revenues, increased our profitability, expanded our business into new categories and added new talent to our management team. We are well positioned to continue this success as we look to the years ahead.’’

Mr. Goldfarb concluded, ‘‘We expect the recent successful completion of our public offering, which yielded approximately $30.0 million of net proceeds to us, will help us to pursue new opportunities to create value for our shareholders. We intend to proceed purposefully and thoughtfully to further diversify our business into an all-season, all-category apparel company capable of serving every tier of distribution.’’

Outlook

The Company is forecasting net sales of approximately $28 million for its first fiscal quarter ending April 30, 2007 compared to $14.4 million in last year’s first fiscal quarter. The Company is also forecasting a net loss of $7.7 million to $8.4 million, or between $0.51 and $0.56 per share, compared to a net loss of $8.9 million, or $0.72 per share, in last year’s first fiscal quarter. The first quarter historically results in seasonal losses.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading designer, manufacturer and marketer of outerwear and sportswear under licensed brands, its own brands and private retail labels. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, House of Deréon, IZOD and Tommy Hilfiger labels, and sports licenses to produce branded sports apparel using the trademarks of the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Louisville Slugger, World Poker Tour and over 100 U.S. colleges and universities. Company-owned labels include, among others, Marvin Richards, G-III, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are ‘‘forward-looking statements’’ as that term is defined under the U.S. securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed products, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQ:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/07	1/31/06	1/31/07	1/31/06
Net sales	$98,842	$69,131	$427,017	$324,072
Cost of sales	73,151	53,067	311,470	239,226
Gross profit	25,691	16,064	115,547	84,846
Selling, general and administrative expenses	21,791	17,782	83,258	64,763
Depreciation and amortization	1,131	1,066	4,431	3,125
Operating profit (loss)	2,769	(2,784)	27,858	16,958
Interest and financing charges, net	1,789	1,578	6,362	4,349
Income (loss) before income taxes	980	(4,362)	21,496	12,609
Income tax expense (benefit)	462	(1,611)	8,307	5,517
Net income (loss)	$518	$(2,751)	$13,189	$7,092
Income (loss) per common share:
Basic	$0.04	$(0.23)	$1.00	$0.62
Diluted	$0.03	$(0.23)	$0.94	$0.58
Weighted average shares outstanding:
Basic	14,093,000	12,112,000	13,199,000	11,509,000
Diluted	14,954,000	12,112,000	13,982,000	12,236,000

All share and per share data have been retroactively adjusted for the Company’s three for two stock split which became effective March 28, 2006.

Balance Sheet Data (in thousands):	At Jan. 31, 2007	At Jan. 31, 2006
Cash	$12,026	$7,031
Working Capital	81,858	61,197
Inventory	38,111	30,395
Total Assets	173,529	138,317
Total Shareholders’ Equity	$115,642	$82,011

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL NET INCOME

(in thousands)
(Unaudited)

	Actual Twelve Months Ended January 31, 2007	Actual Twelve Months Ended January 31, 2006
EBITDA, as defined	$32,289	$20,083
Depreciation and amortization	4,431	3,125
Interest and financing charges, net	6,362	4,349
Income tax expense	8,307	5,517
Net income	$13,189	$7,092

EBITDA is a ‘‘non-GAAP financial measure’’ which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

###